Exhibit 10.7

MUELLER INDUSTRIES, INC.
AMENDMENT NO. 1 TO AMENDED AND RESTATED CONSULTING AGREEMENT

This Amendment No. 1 to the Amended and Restated Consulting Agreement (the “Amendment”) is made as of December 2, 2008, by and between Mueller Industries, Inc., a Delaware corporation (the “Company”), and Harvey Karp (“Executive”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Consulting Agreement dated as of October 25, 2007 (the “Consulting Agreement”); and

WHEREAS, the Company and Executive desire to amend the Consulting Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Section 1 of the Consulting Agreement shall be amended in its entirety to read as follows:

“This Agreement shall become effective (the “Effective Date”) upon the termination of Executive’s employment as Chairman of the Company, provided that the Executive’s employment has not been terminated by the Company for Cause or on account of the Executive’s death or permanent disability, and provided further that such termination of Executive’s employment also constitutes a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

2. Section 4(b) of the Consulting Agreement shall be amended in its entirety to read as follows:

“The Executive shall be entitled to reimbursement for reasonable business and travel expenses incurred in the performance of his duties in accordance with the Company’s normal reimbursement practices.  To the extent that any right to reimbursement of expenses under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive.”

3. Section 4(c) of the Consulting Agreement shall be amended in its entirety to read as follows:

“During the Consulting Period, the Company shall pay the Executive an amount equal to the Executive’s monthly cost of continuation health, major medical, hospitalization and dental insurance coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for each month of the Consulting Period, including any increases in such monthly cost which may occur during the Consulting Period.  Such amounts shall be paid on a monthly basis until December 31 of the year in which such termination occurs, and thereafter, on or after January 1 of each calendar year following the year in which such termination occurs, but in no event later than December 31 of each such calendar year.  In addition, during the Consulting Period, the Executive will be entitled to continue to participate in the Company’s health, major medical, hospitalization and dental insurance plans as are generally made available to the other executive officers of the Company from time to time, provided he pays the premium amounts associated with such continued participation.”

4. Section 8(b) of the Consulting Agreement shall be amended in its entirety to read as follows:

“Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized accounting firm then auditing the accounts of the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 8, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to hereunder as the Accounting Firm).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination, but in no event later than the end of the taxable year next following the taxable year in which the Excise Tax is remitted to the Internal Revenue Service.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  The parties hereto acknowledge that, as a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company will not have made Gross-Up Payments which should have been made consistent with the calculations required to be made hereunder (an “Underpayment”).  In the event that the Employer exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.”

5. The following shall be added after the fourth sentence of Section 8(c) of the Consulting Agreement:

“Any costs and expenses to be paid by the Company in connection with contesting any such claim shall be paid no later than the last day of the taxable year immediately following the taxable year in which such Excise Tax and income tax are remitted to the taxing authority or where as a result of such proceedings or litigation no such taxes are remitted, the end of the taxable year immediately following the taxable year in which there is a final non-appealable settlement or other resolution of the claim.”

6. In Section 7 of the Consulting Agreement, the name “Robert B. Hodes” shall be replaced by “Serge Benchetrit.”

7. To the extent not amended hereby, the Consulting Agreement shall continue with full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

MUELLER INDUSTRIES, INC.	HARVEY KARP
/S/ Gregory L. Christopher	/S/ Harvey Karp
By:	Signature
Title: CEO
Printed Name